Exhibit 10.4

May 17, 2021

Dear Tim Cutt:

It is my pleasure to offer you the position of Interim Chief Executive Officer (“Interim CEO”) of Gulfport Energy Corporation (“Gulfport” or the “Company,” and collectively with its direct and indirect subsidiaries, whether existing on the Emergence Date (defined below) or thereafter acquired or formed, the “Gulfport Companies”) pursuant to the terms of this letter agreement (the “Offer Letter”).

The terms and conditions of your employment with Gulfport shall be as follows and shall, subject to your satisfaction of the “Conditions to Employment” listed below, become effective as of the Emergence Date. This Offer Letter is null and void if the Emergence (defined below) does not occur.

1.	Start Date: Your start date in this position shall be the date of the Company’s emergence (the “Emergence”) from Chapter 11 pursuant to the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and its Debtor Subsidiaries Case No. 20-35562 (such date, the “Emergence Date”).

2.	Position and Duties:

a.	As Interim CEO, you shall have such responsibilities, duties, and authorities as are commensurate with the position of CEO, or as are assigned to you by the Board of Directors of the Company (the “Board”).

b.	During the Term (as defined below) you shall serve as the Executive Chairman of the Board without additional compensation.

c.	In your role as Interim CEO, you shall fulfill your duties and responsibilities in a diligent, trustworthy, and appropriate manner and in compliance with the policies and practices of the Gulfport Companies and applicable law.

d.	During the Term, your primary business focus shall be on your duties as Interim CEO and you shall exert your reasonable best efforts in such role and shall carry out your duties in good faith so as to promote the purpose and mission of the Gulfport Companies. Notwithstanding the foregoing, your continued involvement in the approved activities listed on Appendix A shall not be a violation of your commitment to primarily provides services to the Company.

3.	Initial Term: You shall serve as the Interim CEO from the Emergence Date until December 31, 2021; provided that if Gulfport is engaged in an M&A process on December 31, 2021, you agree that you intend to continue to serve as the Interim CEO until the earlier of the closing of such transaction or the termination of the M&A process (the foregoing, the “Initial Term”). At least 90 days prior to the end of the Initial Term, Gulfport may provide notice of extension of your employment beyond the Initial Term (the Initial Term and any such extended period, the “Term”). You shall continue to serve as Chairman of the Board following the conclusion of the Term (the “Chairman Role”). Absent a notice of extension from Gulfport, you agree to give ninety (90) days’ notice of your intent to resign as Interim CEO at the end of the Initial Term. Notwithstanding the foregoing, the Company may terminate your employment at any time for “Cause,” which, for purposes of this Offer Letter, shall mean (i) your willful and continued failure to perform substantially your duties with the Gulfport Companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. No act, or failure to act, by you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

4.	Annual Base Salary: During the Term, you shall be paid an annual base salary at the rate of $750,000 annually (prorated for your period of service as the Interim CEO) (the “Base Salary”), paid in accordance with Gulfport’s normal payroll procedures. Upon a Change of Control (as defined in the Gulfport Energy Corporation 2021 Stock Incentive Plan (the “Equity Plan”) that occurs within the first twelve (12) months following the Emergence Date, you shall be entitled to the remainder of $750,000 over any amounts of Base Salary previously paid to you, subject to your continued employment as of the consummation of such Change of Control. The foregoing payment, if any, shall be paid on the sixtieth (60th) day following such Change of Control, subject to your execution and non-revocation of an effective release of claims in a form provided by the Company within sixty (60) days following such Change of Control. During the Chairman Role, once you are no longer serving as the Interim CEO, you shall be paid an annual cash retainer of $150,000 (prorated for any partial year of service), paid in accordance with Gulfport’s normal procedures for compensation paid to its directors and subject to change as determined by the Board from time to time.

5.	Annual Bonus: During the Initial Term, you shall be eligible for an annual bonus with a target of $750,000 (prorated for your period of service as the Interim CEO), based on achievement of reasonable performance targets established by the Compensation Committee of the Board. Such annual bonuses shall be paid by March 15th in the year following the year to which such bonus relates, subject to your continued employment through the end of the Initial Term. Upon a Change of Control that occurs within the first twelve (12) months following the Emergence Date, you shall be eligible to receive $750,000, less the prorated target amount you were paid for the Initial Term, subject to your continued employment as of the consummation of such Change of Control. The foregoing payment, if any, shall be paid on the sixtieth (60th) day following such Change of Control, subject to your execution and non-revocation of an effective release of claims in a form provided by the Company within sixty (60) days following such Change of Control.

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6.	Equity Award:

a.	Within forty-five (45) days following the Emergence Date, you shall be entitled to receive an equity award with a grant date value of $3,000,000, with the number of shares of our common stock subject to such award based on the 30-day volume-weighted average price commencing on the first day on which Gulfport is listed on a national exchange, consisting of 50% of time-based restricted stock units with a four-year bi-annual vesting schedule and 50% of performance-based units, subject to vesting based on performance thresholds as determined by the Compensation Committee and are expected to be on terms substantially comparable to the remainder of the Company’s senior management.

b.	You will not be entitled to an incremental initial equity award for serving in a board capacity after stepping down from the Interim CEO role; however, all time-based restricted stock units will continue to vest during your continued service as a director.

c.	Unless otherwise mutually agreed between the parties, you agree to forfeit 100% of the performance-based units granted in Section 6(a) if the Term ends (as a result of you no longer being Interim CEO) prior to the 12-month anniversary of the Emergence Date other than due to a Change of Control. You shall continue to vest in the remainder of the RSU award if you continue to serve as a director.

d.	Upon a Change of Control, (i) all time-based units and performance-based units shall vest and (ii) you shall not be subject to the above forfeiture of the equity award, subject to your continued employment as of the consummation of such Change of Control. Such equity awards shall be further subject to the terms and conditions of the applicable award agreement and the Equity Plan.

e.	In the event of your termination of employment with the Company due to (i) your voluntary resignation or termination by the Company for Cause, all unvested time-based units and performance-based units shall be forfeited for no consideration and (ii) termination by the Company without Cause, death or disability, all unvested time-based units and performance-based units shall be fully vested and settled on the sixtieth (60th) day following termination, subject, in the case of your termination without Cause, to your execution and non-revocation of an effective release of claims in a form provided by the Company within sixty (60) days following such termination.

7.	Signing Bonus; Benefits:

a.	You will receive a signing bonus equal to $75,000 on your first payroll date during the Initial Term, subject to your continued employment on the payment date.

b.	You are eligible for all other benefits offered by Gulfport for similarly situated executives.

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8.	Principal Work Location: You agree to spend at least 50% of your time (and more, as required during the first 60 days of your employment) in Gulfport’s Oklahoma City headquarters during the Initial Term.

9.	Representations: By accepting this offer, you unconditionally agree not to use in connection with your employment with Gulfport any confidential or proprietary information that you have acquired in connection with any former employment or reveal or disclose to Gulfport or any employees, agents, representatives or vendors of any Gulfport Company, any confidential or proprietary information that you have acquired in connection with any former employment. You represent that you are accepting Gulfport’s offer in good faith, and that you understand that Gulfport shall rely on your acceptance. The terms of the offer are considered confidential and should not be shared with any other company, including your current employer.

10.	Trade Secrets and Confidential Information: You agree that during the Term, you will have access to various trade secrets, confidential information and inventions of the Company as defined below.

a.	“Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by you, which relates to the Company’s past, present or future research, development or business activities. Confidential Information includes all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets (defined below) or non-public business information. Confidential Information also will include any additional Company information with respect to which the Company took reasonable and apparent steps to preserve confidentiality. Notwithstanding the foregoing, nothing in this Offer Letter, any other agreement between you and the Company, or any Company policy shall be read to prevent you from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and you will not need the prior authorization of the Company to make any such reports or disclosures and you will not be required to notify the Company that you have made such reports or disclosures.

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b.	“Inventions” means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

c.	“Trade Secrets” means any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

This Section 10 includes not only information belonging to the Company which existed before the date of this Offer Letter, but also information developed by you for the Company or its employees during the Term and thereafter.

11.	Restriction on Use of Confidential Information: You agree that your use of Trade Secrets and other Confidential Information is subject to the following restrictions during the Term and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

12.	Non-Disclosure: You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your assigned duties and for the benefit of the Company, either during the period of the Term or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty of the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which has been obtained by you during your employment by the Company (or any predecessor). The foregoing will not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you through no wrongful act by you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order. The provisions of this Section 12 will survive the expiration, suspension or termination of this Offer Letter for any reason.

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13.	Prohibition Against Unfair Competition: For a period of six (6) months after the termination of your employment with the Company for any reason, you will not engage in competition with the Company while making use of the Trade Secrets of the Company.

14.	Patents and Inventions: You agree that any Inventions made, conceived or completed by you during the Term, solely or jointly with others, which are made with the Company’s equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by you for the Company, will be the sole and exclusive property of the Company, and all Trade Secrets, Confidential Information, copyrightable works, works of authorship, and all patents, registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which relate to the business, research and development, or existing or future products or services of the Company and/or its subsidiaries and which are conceived, developed or made by you during your employment with the Company (“Work Product”) will be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended) and owned exclusively by the Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, you hereby (a) irrevocably assigns, transfers and conveys, and will assign transfer and convey, to the fullest extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company may designate), without further consideration, and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors, or assigns. In order to permit the Company to claim rights to which it may be entitled, you agree to promptly disclose to the Company in confidence all Work Product which you make arising out of your employment with the Company. You will assist the Company in obtaining patents on all Work Product patentable by the Company in the United States and in all foreign countries, and will execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

15.	Non-Soliciation of Customers: You agree that during the Term, and for the twelve- (12) month period immediately following termination of employment for any reason, you shall not knowingly directly solicit goods, services or a combination of goods and services from any “Established Customers” of the Company. For purposes of this Offer Letter, “Established Customer” means a customer, regardless of location, of the Company as of the date your employment terminates who continues to be a customer or who the Company reasonably anticipates will continue to be a customer.

16.	Non-Solicitation of Employees and Independent Contractors: You covenant that during the Term, and for the twelve- (12) month period immediately following termination of employment for any reason, you shall not knowingly, directly or indirectly, induce or attempt to induce any executive, employee or independent contractor of the Company to terminate his/her employment relationship with the Company to go to work for any other company or third party.

17.	Reasonableness: The Company and you have attempted to specify a reasonable period of time and reasonable restrictions to which this Offer Letter shall apply. The Company and you agree that if a court or administrative body should subsequently determine that the terms of this Offer Letter are greater than reasonably necessary to protect the Company's interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company's interest and to request that the court or administrative body reform this Offer Letter specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

18.	Equitable Relief: You acknowledge that the services to be rendered by you are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by you of any of the provisions contained in this Offer Letter will cause the Company irreparable injury and damage. You further acknowledge that you possesses unique skills, knowledge and ability and that any material breach of the provisions of this Offer Letter would be extremely detrimental to the Company. By reason thereof, you agree that the Company shall be entitled, in addition to any other remedies it may have under this Offer Letter or otherwise, to injunctive and other equitable relief from any court of competent jurisdiction to prevent or curtail any breach of this Offer Letter by you.

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19.	Continued Litigation Assistance: You will cooperate with and assist the Company and its representatives and attorneys as requested, during and after the Term, with respect to any litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which you are or have been involved or with respect to which you have relevant information. The Company will reimburse you for any reasonable business expenses you may have incurred in connection with this obligation.

20.	Governing Law; Forum:Except as provided in Section 18, any disputes, claims or controversies between the Company and you, including, but not limited to, those arising out of or related to this Offer Letter or out of the parties’ employment relationship, shall be settled by arbitration as provided herein. This provision shall survive the termination or rescission of this Offer Letter. All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location.

The decision of the arbitrator will be enforceable in any court of competent jurisdiction. You and the Company agree that either party shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Offer Letter in a court of competent jurisdiction. The parties further agree that this arbitration provision is not only applicable to the Company but its affiliates, officers, directors, employees and related parties. You agree that you shall have no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or in a representative or a private attorney general capacity on behalf of a class of persons or the general public. No class, collective or representative actions are thus allowed to be arbitrated. You agree that you must pursue any claims that you may have solely on an individual basis through arbitration.

21.	Withholdings: All payments provided for herein in your capacity as Interim CEO shall be reduced by any amounts required to be withheld from time to time under applicable federal, state or local income or employment tax law or similar statutes or other provisions of law then in effect.

22.	Section 409A: This Offer Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). If required by Section 409A, no payment or benefit constituting nonqualified deferred compensation that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until you have had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. If you are deemed on the date of termination to be a “specified employee” within the meaning of the term under Section 409A, then with regard to any payment or the provision of any benefit under any agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Offer Letter constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. You agree to negotiate with Gulfport in good faith to make amendments to this Offer Letter as you and Gulfport mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to Gulfport. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Offer Letter (including any taxes, interest and penalties under Section 409A), and Gulfport shall have no obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

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23.	Entire Agreement: This Offer Letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with Gulfport, and contains the entire agreement between you and Gulfport regarding your employment with Gulfport. The terms set forth in this letter may not be modified, except in writing signed by an authorized representative of Gulfport, which expressly states the intention of Gulfport to modify the terms of this Offer Letter.

24.	Assignment; Binding Effect: You understand that you have been selected for employment by Gulfport on the basis of your personal qualifications, experience, and skills. You agree, therefore, that you cannot assign all or any portion of your performance under this Offer Letter. Gulfport may assign this Offer Letter to the purchaser of substantially all of the assets of Gulfport, or to any subsidiary or parent company of Gulfport. Subject to the preceding two sentences, this Offer Letter shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns. You acknowledge and agree that each Gulfport Company is a third-party beneficiary of this Offer Letter.

25.	Conditions to Employment: This offer is contingent upon: (1) your execution of this Offer Letter; (2) you commencing employment as Interim CEO on the Emergence Date; and (3) you providing to Gulfport documentary evidence of your identity and provide a Form I-9 to evidence your eligibility for employment in the United States within (3) business days from your date of hire.

[Signature Page Follows]

Tim, we welcome you to Gulfport. If you are in agreement and plan to accept this offer, then please sign below.

Sincerely,

/s/ Patrick Craine
Patrick Craine
Executive Vice President, General Counsel and Corporate Secretary

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated:

Signature:	/s/ Timothy Cutt
Name:	Timothy Cutt

Appendix A